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                                                                   Exhibit 10.33

                            MUTUAL SERVICES AGREEMENT

                  MUTUAL SERVICES AGREEMENT (this "Agreement"), dated December 18, 2001, by and between INSTINET GROUP INCORPORATED, a Delaware corporation (the "Seller"), and REUTERS AMERICA INC., a Delaware corporation (the "Purchaser," and each of the Seller and the Purchaser, a "Party").

                  WHEREAS, the Purchaser and the Seller have entered into an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated December 18, 2001, pursuant to which the Seller agreed to sell the assets, rights, claims and contracts used by the Seller exclusively in the business of development, sales, marketing, support and distribution of the U.S. equity market research/real-time financial market data platform currently marketed by the Seller as the "Research and Analytics" ("R&A") product (the "Business"), and the Purchaser agreed to assume certain liabilities and obligations of the Business; and

                  WHEREAS, the Seller desires that the Purchaser provide to the Seller's customers certain services (as described herein) in support of the Seller's services to such customers, and the Purchaser desires that the Seller provide to the Purchaser certain services (as described herein) related to the conduct of the Business.

                  NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                  1. Provision of Customer Support Services. The Purchaser shall make available or cause to be made available to the customers of the Seller set forth on Schedule A hereto (the "Protected Customers"), in support of the Seller's services to the Protected Customers, the services and products of the Business that are specified on Schedule A hereto (the "Customer Support Services") for the period commencing on the date hereof and ending on the eighteen month anniversary of the Closing Date (the "Transition Period"), on the terms and conditions and with the functionality as specified on Schedule A hereto. The Seller agrees that it will retain liability, pursuant to the Asset Purchase Agreement, for any claim relating to or arising from the handling of a customer order, including order entry, order routing and order execution.

                  2. Provision of Support and Transition Services. (a) The Seller shall make available or cause to be made available to the Purchaser the services that are specified on Schedule B hereto (the "Support Services"), for the periods following the date hereof specified on Schedule B hereto (each such period being a "Support Term"), unless sooner terminated in accordance with
Section 6 hereof. The Parties agree that the Support Services are intended to be transitional only, and the Purchaser agrees to use its reasonable efforts to end its need to use such Support Services as promptly as practicable, and in any event not later than the end of the relevant Support Term. The Seller agrees to cooperate with the Purchaser to facilitate the smooth transition of responsibility for such Support Services from the Seller to the Purchaser or any third party designated by the Purchaser.
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                  (b) The Seller agrees to cooperate with the Purchaser during the Transition Period to make available customer lists, customer specifications and other data in the Seller's possession to the extent related to the Business and to make available from time to time during normal business hours employees of the Seller, including, if requested, executive employees, to discuss the Business, answer technical questions and assist in transition planning. During the Transition Period as the Purchaser may reasonably request, the Seller agrees to cooperate with, and provide reasonable assistance to, the Purchaser's sales force to facilitate a smooth transition of account coverage and account management of the customer accounts of the Business, and will provide reasonable assistance to the Purchaser in training its sales force with respect to the features and functionality of the R&A product.

                  3. Additional Services. If, following the execution of this Agreement, the Parties determine that certain services were inadvertently omitted from Schedule B hereto, then the Parties shall negotiate in good faith to agree to the terms and conditions upon which such services would be added to this Agreement, it being agreed that the charges for such services should be determined on a basis consistent with the terms of this Agreement.

                  4. Compensation. (a) The fees (the "Customer Support Fees") payable by the Seller to the Purchaser for the provision of the Customer Support Services for the duration of the relevant Customer Term shall be the relevant cost set forth on Schedule A, plus applicable statutory sales or value-added taxes, as determined by the Purchaser.

                  (b) (i) In addition, the Seller shall pay to the Purchaser certain non-recurring fixed costs incurred by the Purchaser in connection with providing Customer Support Services (the "Non-Recurring Fixed Costs"); provided that the aggregate of such costs shall not exceed $1,241,629. At the end of the Transition Period, the Seller shall pay to the Purchaser an amount equal to $1,241,629 less any amounts previously paid to the Purchaser pursuant to the first sentence of this Section 4(b), regardless of whether relevant invoices have been provided pursuant to Section 5.

                           (ii) The Parties agree that the costs of migrating
                  customers of the Business to the Improved BridgeStation Terminal (as defined in Section 14(e)) shall be discussed and incorporated into the broader discussions regarding the process and scheduling of the RXN migration.

                  (c) The support fees (the "Support Fees") payable by the Purchaser to the Seller from provision of the Support Services for the duration of the relevant Support Term shall be the relevant cost set forth on Schedule B, plus applicable statutory sales or value-added taxes, if any.

                  (d) The Purchaser shall be responsible for all costs, expenses and charges incurred by the Seller under the lease agreement between the Seller and BC Development Company dated November 1, 1992, as amended, related to the software development center (the "Kansas Development Center") located at 11900 College Boulevard, Overland Park, Kansas, for the period commencing on the Effective Date and ending on the date such lease is terminated in accordance with its terms. The Purchaser shall reimburse the Seller in cash for these costs, expenses and charges at the Closing for the period from the Effective Date until the Closing and


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for the periods from the Closing Date until the end of the lease term, at the end of each fiscal quarter commencing at the end of the first fiscal quarter of 2002; provided that the Purchaser shall be entitled to offset any charges related to the use by the Seller of space at the Kansas Development Center calculated pursuant to Schedule B hereof.

                  (e) The Purchaser and the Seller agree to treat for U.S. federal, state and local income tax purposes, all payments made pursuant to this Agreement as payments for the provision of services.

                  5. Terms of Payment. (a) Except as otherwise expressly provided herein, (i) the Seller shall invoice the Purchaser quarterly in arrears for the Support Services provided by the Seller under this Agreement and (ii) the Purchaser shall invoice the Seller quarterly in arrears for the Customer Support Services provided by the Purchaser under this Agreement and for amounts payable by the Seller pursuant to Section 4(b)(i) hereof.

                  (b) The Customer Support Fees shall be treated as Credit-Based Payments pursuant to Sections 1.5 and 1.6 of the Asset Purchase Agreement and shall be entered on the Quarterly Ledger Balance Statements, and paid, in accordance with Sections 1.5(d) and (e) of the Asset Purchase Agreement. The Support Fees, the fees related to the Kansas Development Center, amounts payable by the Purchaser pursuant to Section 4(d), the amounts paid by the Seller to the Purchaser pursuant to Section 4(b)(i) hereof and any sales taxes payable hereunder shall be treated as Cash Payments pursuant to Section 1.5 of the Asset Purchase Agreement.

                  6. Duration. Notwithstanding anything to the contrary herein, the Seller shall not be required to provide or cause to be provided any Support Service hereunder after the date which is 18 months following the date hereof (except to the extent that a shorter maximum duration of a Support Service is otherwise set forth in Schedule B hereto). Except as otherwise provided in Schedule B hereto, the Purchaser may terminate at any time during the relevant Support Term of any Support Service provided under this Agreement on a service-by-service basis (and/or location-by-location basis where an individual Support Service is provided to multiple locations) upon written notice to the Seller identifying the particular Support Service (or location) to be so terminated and the effective date of termination, which date shall not be less than 30 Business Days after receipt of such notice by the Seller.

                  7. Performance of Services. Each Party shall perform the Support Services or Customer Support Services, as applicable, with reasonable skill and care and shall use at least that degree of skill and care that it would exercise in similar circumstances in carrying out its own business. Each Party shall take reasonably necessary measures to protect the other Party's data that is processed by such Party from destruction, deletion or unauthorized change; provided, however, that such Party shall be deemed to have satisfied this obligation if the measures taken to protect the other Party's data are equivalent to what it uses in carrying out its own business.

                  8. Indemnity. Each Party (the "Indemnifying Party") hereby agrees to indemnify, hold harmless and defend the other Party and its affiliates and their respective officers, directors, agents, employees, consultants, shareholders, members, partners, agents and representatives and all successors and assignors of the foregoing (the "Indemnified Parties") from and against all Damages arising out of the other Party's performance or non-performance of


                                       3
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this Agreement, except to the extent occasioned by the Indemnified Party's willful misconduct or gross negligence.

                  9. Method of Asserting Claims. All claims by any Indemnified Party under Section 8 of this Agreement shall be asserted and resolved as follows:

                  (a) In the event that (x) any claim, demand or Proceeding is asserted or instituted by any Person other than the parties hereto which could give rise to Damages for which an Indemnifying Party would be liable to an Indemnified Party hereunder (such claim, demand or Proceeding, a "Third Party Claim") or (y) any Indemnified Party hereunder shall have a claim to be indemnified by any Indemnifying Party hereunder which does not involve a Third Party Claim (such claim, a "Direct Claim"), the Indemnified Party shall as promptly as possible send to the Indemnifying Party a written notice specifying the nature of such claim or demand and the amount or estimated amount (which estimate shall not be conclusive of the final amount of such claim and demand) (a "Claim Notice"); provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced.

                  (b) In the event of a Third Party Claim, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, except as provided below, the Indemnifying Party shall not be liable to such Indemnified Party under Section 8 of this Agreement for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party's election to assume the defense of a claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such claim on the Indemnified Party's behalf), (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such claim, or (iv) the Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If an Indemnifying Party assumes the defense of a claim, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's prior written consent unless (a) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Indemnified Party and (b) the sole relief provided is monetary damages that are to be paid in full by the Indemnifying Party.

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                  (c) In the event of a Direct Claim, unless the Indemnifying
Party notifies the Indemnified Party within 90 days of receipt for a Claim Notice that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party immediately.

                  (d) From and after the delivery of a Claim Notice hereunder, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of the Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party's representatives (except as may be required by applicable Laws) any information obtained pursuant to this paragraph which is designated as confidential by the Indemnified Party. All such access shall be granted during normal business hours, shall be subject to the normal safety regulations of the Indemnified Party, and shall be granted under conditions which will not interfere with the business and operations of the Indemnified Party.

                  (e) Any and all disputes arising out of any claim to indemnification pursuant to paragraph 8 of this Agreement shall be resolved in accordance with the provisions of Sections 16 and 17 of this Agreement.

                  (f) In the event that an Indemnified Party has a right against a third party with respect to any Damages paid to such Indemnified Party by an Indemnifying Party, then such Indemnifying Party shall, to the extent of such payment, be subrogated to such rights of such Indemnified Party.

                  10. Limitation of Liability. No Party shall be liable to the other Party or any third party for any special, punitive, consequential or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the Customer Support Services or Support Services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of such Party is advised of the possibility of likelihood of the same. However, any indemnity related to a Third Party Claim shall include any such consequential, special, punitive or exemplary damages recovered by any third party pursuant to such claim. In addition, such Party shall not be liable to the other Party or any third party for direct or incidental damages arising from any claim relating to this Agreement or any of the Customer Services or Support Services provided hereunder or required to be provided hereunder to the extent that such direct or incidental damages are caused by the negligence or willful misconduct of such other Party.

                  11. Specified Review Meetings. In addition to any other review meeting that may be deemed appropriate by the Parties, the Parties shall agree to hold and attend the review meetings detailed below (the "Review Meetings") (it being understood that no performance obligations shall arise out of any such meetings unless explicitly agreed to by the Parties in writing):

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                  (a) Monthly performance review: such a review shall consider, without limitation, integration planning, client conversions, customer support, service levels, operational changes and orders;

                  (b) Monthly change review: such a review to consider potential modifications or changes to the Customer Support Services or the introduction of new services by the Purchaser and the potential impact of such changes on the Protected Customers;

                  (c) Quarterly review: Such a review shall consider, without limitation, technical/operational integration progress, sales issues/implications, client acceptance, product integration/enhancements/schedules/roll-out plans;

                  (d) Price reviews: such reviews to take place at either Party's request or in connection with the extension of any Support Term.

The Purchaser and the Seller each agree to designate persons to constitute a working group for the purposes of attending, and participating in, the Review Meetings.

                  12. Duty to Inform. On a quarterly basis at the monthly change review meetings, the Purchaser shall notify the Seller of any developments and proposed developments to the R&A product and shall provide pre-rollout product testing upon the Seller's reasonable request. The Purchaser shall give the Seller reasonable prior written notice of all modifications, improvements, alterations or other changes to the R&A product which are reasonably likely to materially impact the Seller or any of the Customer Support Services provided to a Protected Customer and shall give the Seller at least 60 days' notice of the termination of the R&A product.

                  13. Duty to Respond. The Purchaser agrees to (i) receive, review and consider in good faith all input received from the Seller regarding the subject matter of the Review Meetings that is communicated through members of the working group designated by the Parties and (ii) respond in writing within 30 days of receiving a written request for a response regarding any item of input received with respect to the Purchaser's proposed course of action after consideration of such item (it being understood that the course of action with respect to such item remains within the Purchaser's sole discretion). If the Seller is not reasonably satisfied with the Purchaser's written response to such item, the Seller may then escalate such item to more senior officials within the Seller's and the Purchaser's organization and the Purchaser and the Seller shall make such senior officials reasonably available for the purpose of resolving such escalated matters (it being understood that the ultimate course of action with respect to such item remains within the Purchaser's sole discretion).

                  14. Migration Payments. (a) The Purchaser will pay to the Seller the following amounts based on the following conditions: (i) $225,000 if the Completion Date is more than 30 days prior to the Target Completion Date;
(ii) $450,000 if the Completion Date is more than 60 days prior to the Target Completion Date; (iii) $675,000 if the Completion Date is more than 90 days prior to the Target Completion Date; (iv) $900,000 if the Completion Date is more than 120 days prior to the Target Completion Date; (v) $1,125,000 if the Completion Date is more than 150 days prior to the Target Completion Date; or
(vi) $1,350,000 if the Completion


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Date is more than 180 days prior to the Target Completion Date. The Parties agree that such amounts shall not be cumulative. If 150 days after the Completion Date there are contracts in place for fewer than 80% of the Instinet R&A terminals deployed at customer sites at the Commencement Date (excluding contracts for which notices of cancellation have been delivered) any amount payable by the Purchaser in accordance with the immediately preceding sentence shall be reduced to an amount equal to the product of (x) the amount otherwise payable before reduction and (y) the number of terminals for which contracts are in place (excluding contracts for which notices of cancellation have been delivered) divided by the number of Instinet R&A terminals deployed at customer sites at the Commencement Date.

                  (b) The Seller will pay to the Purchaser the following amounts based on the following conditions: (i) $225,000 if the Completion Date does not occur within 30 days after the Target Completion Date; (ii) $450,000 if the Completion Date does not occur within 60 days after the Target Completion Date;
(iii) $675,000 if the Completion Date does not occur within 90 days after the Target Completion Date; (iv) $900,000 if the Completion Date does not occur within 120 days after the Target Completion Date; (v) $1,125,000 if the Completion Date does not occur within 150 days after the Target Completion Date; or (vi) $1,350,000 if the Completion Date does not occur within 180 days after the Target Completion Date. The Parties agree that such amounts shall not be cumulative.

                  (c) All payments pursuant to this paragraph shall be treated as Cash Payments and shall be payable pursuant to Section 1.5 of the Asset Purchase Agreement.

                  (d) Notwithstanding anything to the contrary herein, if the Completion Date has not occurred by the twelve month anniversary of the Closing Date, for every 30 day period following such twelve month anniversary of the Closing, the maximum period for which the payments set forth in Section 14(a) and 14(b) shall be due shall be reduced by thirty days and the maximum payments which could be due to either the Purchaser or the Seller, as the case may be, pursuant to Section 14(a) and 14(b) shall be reduced by $225,000. If the Commencement Date occurs on a date that is later than the eighteen-month anniversary of the Closing Date, no payments pursuant to Section 14 shall be due to or from either Party and Sections 14(a) and (b) shall be of no further effect.

                  (e) As used in this Section 13, (i) "Target Completion Date" shall mean that date which is 9 months after the Commencement Date, (b) "Commencement Date" shall mean that date on which the Purchaser certifies in good faith to the Seller the completion of an R&A replacement product incorporating no less than 75% of the Minimum Functionality, at which point the resultant product will be referred to herein as the "Improved BridgeStation Terminals" and (c) "Completion Date" shall mean that date on which (i) customers of the Business shall have agreed in writing to migrate an aggregate of that number of Instinet R&A terminals which equals 80% of the Instinet R&A terminals deployed at customer sites at the Commencement Date to Improved BridgeStation Terminals and shall not have given notice of cancellation of same and (ii) 100% of the Protected Customers shall have agreed in writing to migrate all of their Instinet R&A terminals to Improved BridgeStation Terminals or otherwise cancelled their subscriptions to the Instinet R&A product. In completing the Improved BridgeStation Terminals, the Purchaser shall take into account the input of the Seller received by the Purchaser


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during the Review Meetings and shall make commercially reasonable efforts to incorporate the prioritization of the matters set forth on Annex A.

                  15. Inspection of Records. During the Transition Period, the Seller shall upon reasonable notice from the Purchaser provide to the Purchaser free and full access during normal business hours to the books and records of the Seller related to the Seller's provision of services hereunder and the Purchaser shall have the right to consult with such officers, employees and other representatives of the Seller as may reasonably be required in order that the Purchaser may have reasonable opportunity to make such inspections and investigations as the Purchaser may reasonably desire to make in connection with the charges imposed hereunder.

                  16. Notices. All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile, as follows:

                  If to the Purchaser, to:

                  Reuters America Inc.
                  3 Times Square
                  New York, New York  10036
                  Attention:  Michael Naughton
                  Telephone: (646) 223-5807
                  Facsimile:  (646) 223-7766

                  with copies to:

                  Reuters America Inc.
                  3 Times Square
                  New York, New York  10036
                  Attention:  General Counsel
                  Telephone: (646) 223-4200
                  Facsimile:  (646) 223-4237

                  Schulte Roth & Zabel LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attention:  Michael R. Littenberg
                  Telephone: (212) 756-2524
                  Facsimile:  (212) 593 5955

                  If to the Seller, to:

                  Instinet Group Incorporated
                  3 Times Square
                  New York, New York  10036
                  Attention:  David H. Good, Senior Vice President

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                  Telephone:  (212) 310-7018
                  Facsimile:  (212) 310-7762

                  with a copy to:
                  Cleary, Gottlieb, Steen & Hamilton
                  1 Liberty Plaza
                  New York, New York  10006
                  Attention:  Yvette P. Teofan
                  Telephone:  (212) 225-2636
                  Facsimile:  (212) 225-3999

or to such other address as hereafter shall be furnished as provided in this
Section 11 by any of the Parties to the other Party.

                  17. Definitions. Unless otherwise indicated herein, all capitalized terms used herein but not otherwise defined shall have the respective meanings specified in the Asset Purchase Agreement.

                  18. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable without the prior written consent of the other Party; provided, however, that either Party may assign all or a part of its rights under this Agreement to an affiliate; provided, further that no such assignment shall relieve any Party of any of its obligations hereunder.

                  19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to the choice of law principles thereof.

                  20. Resolution of Disputes; Consent to Jurisdiction. (a) The Purchaser and the Seller shall resolve any dispute which may arise out of or in connection with this Agreement pursuant to Sections 1.6 and 9.8 of the Asset Purchase Agreement, as applicable.

                  (b) The Parties agree that jurisdiction and venue in any action brought by any Party pursuant to this Amendment shall properly lie and shall be brought in any federal or state court located in the Borough of Manhattan, City and State of New York. By execution and delivery of this Agreement, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The Parties irrevocably agree that venue would be proper in such court, and hereby irrevocably waive any objection that such court is an improper or inconvenient forum for the resolution of such action.

                  21. Force Majeure. If by reason of labor disputes, strikes, lockouts, riots, war, acts of terrorism, inability to obtain labor or materials, earthquake, fire or other action of the elements, accidents, power blackouts, governmental restrictions, appropriation or other cause beyond the reasonable control of a Party hereto, either Party is unable to perform in whole or in part its obligations as set forth in this Agreement, then such Party shall be relieved of those


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obligations to the extent it is so unable to perform and such inability to perform shall not make such Party liable to the other Party. Neither Party shall be liable for any loss, injury, delay or damages suffered or incurred by the other Party due to the above causes.

                  22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

                  23. Confidentiality. Each of the Parties agrees to be bound by the confidentiality provisions of Article V of the Intellectual Property License, by and between the Purchaser and the Seller, dated as of December 18, 2001, with respect to any information disclosed by one Party to another Party for the purpose of carrying out this Agreement or otherwise accessible to such other Party during the performance hereunder, and the terms and conditions of such Article V are incorporated by reference into this Agreement.

                  24. Independent Contractor; No Agency. Nothing contained in this Agreement, as such, shall be construed as creating any agency, partnership, or other form of joint enterprise between the Parties. The relationship between the Parties shall at all times be that of independent contractors with respect to the matters contemplated by this Agreement. Neither Party shall have authority to contract for or bind the other Party in any manner whatsoever. This Agreement confers no rights upon a Party except those expressly granted herein.

                  25. Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless in a writing signed by the Parties referring specifically to this Agreement and stating the Parties' intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

                [Remainder of the Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

                                           INSTINET GROUP INCORPORATED

                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:


                                           REUTERS AMERICA INC.


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:



                                       11
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                                                                      SCHEDULE A

Functionality Protection, Migration, Etc.

                  With respect to the installed terminals for the Protected Customers listed on Attachment 1, the Purchaser shall, for a period of 18 months following the Closing Date (as defined in the Asset Purchase Agreement) (a) maintain the functionality to those desktops described on Attachment 2 (the "Minimum Functionality") and (b) maintain a substantially similar level of account management as has been historically provided by the Seller's sales and account management personnel ((a) and (b) collectively, the "Customer Support Services").

                  The Purchaser shall be free to migrate the Protected Customers to other products offered by the Purchaser at any time during and after that 18 month period, provided that during such eighteen (18) month period the Minimum Functionality is preserved in all material respects (it being understood that Reuters' expectation is to enhance an existing BridgeStation product with these functionalities and migrate clients to an Improved BridgeStation Terminal); provided further that the Purchaser agrees during such 18 month period to effect any migration first with customers of the R&A product who are not Protected Customers before migrating Protected Customers unless a Protected Customer requests migration.

Price Protection

                  The Seller shall pay quarterly to the Purchaser pursuant to
Section 1.5 of the Asset Purchase Agreement the amounts listed in the column below entitled "December Monthly Trading Discount" for the 18 month period commencing on the date hereof (such Trading Discount, the "Management Fees"), plus applicable statutory sales or value-added taxes, as determined by the Purchaser. The Trading Discount to the Purchaser shall be reduced proportionally by any cancellations of the R&A product (and will be increased for any additional terminals installed in accordance with the last paragraph of this section).

                  The Purchaser shall not, during the Transition Period, raise the list price described below for R&A products supplied as of the Effective Date to the Protected Customers, except that the Purchaser shall be entitled to charge in addition to such list prices (i) applicable taxes and exchange fees, to the extent such taxes and exchange fees increase after the Closing Date and
(ii) communications expenses in excess of those currently charged to the Purchaser pursuant to this Agreement; provided that the Purchaser may not raise the charges for communications expenses unless the aggregate of such expenses charged to the Purchaser by its telecommunications carrier in respect of the Protected Customers exceeds 105% of the aggregate telecommunications expenses charged to such Protected Customers. If the Purchaser increases the telecommunications charges to any Protected Customer, (x) such charges will not exceed the cost of such charges paid by the Purchaser to its telecommunications carrier in respect of such Protected Customer and (y) the Purchaser shall modify the charges to all of the Protected Customers such that each Protected Customer is charged no more than the cost of the telecommunications charges paid by the Purchaser to its telecommunications carrier with respect to such Protected Customer. In addition, the Purchaser shall not charge any Protected Customer (e.g., by "bundling" charges) for any communications expenses for which such customer was not being charged as of the Effective Date. Before billing any increased amounts to any customers, the Purchaser shall notify the Seller no later than 45 Business Days prior to the such billing and shall afford the Seller the opportunity to subsidize, in whole or in part, such increased amounts.

                  In addition, the Purchaser shall, upon the request of the Seller and during the Transition Period, install additional R&A terminals at the request of Protected Customers at the expense of the Protected Customer and for a price consistent with the pricing schedule attached hereto as Attachment 2 and the agreements in the immediately preceding paragraph. The Purchaser shall give the Seller the opportunity to subsidize, in whole or in part, such installation charges and such list prices.

                  Protected Customers - The Protected Customers, the list price and the management fee payable by the Seller with respect to each Protected Customer is set forth on Attachment 3 to this Schedule A.

                                                                      SCHEDULE B

EXCEPT AS SPECIFICALLY STATED IN THE FOLLOWING TABLE, THE INITIAL TERM FOR ALL SUPPORT SERVICES SHALL COMMENCE AS OF THE CLOSING DATE AND SHALL TERMINATE ON EIGHTEEN-MONTH ANNIVERSARY OF THE CLOSING DATE.

                  The Seller shall provide the infrastructure products and services listed on Attachment 1, including the client engineering, client support and network and data center services listed thereon. The Purchaser shall pay to the Seller for each quarter (or portion thereof) that services are used an amount equal to the product of the total monthly allocations or costs set forth in Attachment 2 times 3. At the end of each quarter the Parties shall review the Purchaser's actual monthly utilization, based on the Seller's time tracking system, and shall adjust the total monthly allocation amounts to take into account any discrepancy between actual utilization for the last month of such quarter and estimated utilization, such change to be effective for the subsequent quarter.

                  With respect to each customer of the Business, the Purchaser shall pay to the Seller for each quarter (or portion thereof) that such customer subscribes to the R&A product an amount equal to the product of the total monthly communications fees set forth opposite such customer's name on Attachment 3 times 3. At the end of each quarter the Parties shall review the Purchaser's actual monthly utilization, and shall adjust the monthly charges to take into account any changes in the circuit allocations, such change to be effective for the subsequent quarter.

                  With respect to each data center facility, the Purchaser shall pay to the Seller for each quarter (or portion thereof) the data center facility is utilized by the Purchaser an amount equal to the monthly allocation set forth opposite such data center on Attachment 4 times 3. At the end of each quarter the Parties shall review the Purchaser's actual monthly utilization, and shall adjust the total monthly allocation amounts to take into account any changes in data facility usage, such change to be effective for the subsequent quarter.

                  With respect to other services, the Purchaser shall pay to the Seller for each quarter (or portion thereof) that such services are used an amount equal to the fees set forth opposite such service on Attachment 5 times
3. At the end of each quarter the Parties shall review the Purchaser's actual monthly utilization of such services, and shall adjust the total monthly charges to take into account any changes in usage of the service, such change to be effective for the subsequent quarter.

                  With respect to each of the Support Fees, if there has been a material change in the Purchaser's usage of such service, which is reasonably likely to continue into subsequent quarters, such material change shall be factored in the total monthly allocation, cost or charges for the succeeding fiscal quarter, such change to be effective for the subsequent quarter.

ADDITIONAL SUPPORT SERVICES                                COST                    DURATION
---------------------------                                ----                    --------
1.   Services of Don Parker               Exclusive period: 200% of base salary    Services of Don Parker to be
                                                                                   rendered exclusively to the
                                          Renewal period:  $(1/37.5) times (200%   Purchaser and Mr. Parker to be
                                          of base salary) per hour                 located in Purchaser's offices
                                                                                   through March 31, 2002, with a
                                                                                   right of the Purchaser to extend
                                                                                   the terms of such services until
                                                                                   June 30, 2002; provided, however,
                                                                                   that the Purchaser anticipates
                                                                                   utilizing such services.

2.   Services of Laura Costello           200% of base salary                      Services of Ms. Costello to be
                                                                                   rendered exclusively to the
                                                                                   Purchaser and Ms. Costello to be
                                                                                   located in Purchaser's offices
                                                                                   through March 31, 2002 with a
                                                                                   right of the Purchaser to extend
                                                                                   the terms of such services until
                                                                                   June 30, 2002; provided,
                                                                                   however, that the Purchaser
                                                                                   anticipates utilizing such
                                                                                   services.
3.   Services of the following
     consultants:

     1)  Winston Lee,                     1)   $90 per hour                        Services of Messrs. Lee,
         Connections of New  York                                                  Lindenman and Aito to be
                                                                                   provided until December 23, 2001.
     2)  Brian Lindenman,                 2)   $82.50 per hour
         Bradford & Galt

     3)  Nick Aito, Xaltus                3)   $105 per hour

4.   Billing and Collection Services      $16,000 per month

                                      B-2